Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of LiveWire Group, Inc. for the registration of its common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our report dated February 21, 2025, with respect to the consolidated financial statements of LiveWire Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Milwaukee, Wisconsin
August 18, 2025